Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Openwave Systems Argentina S.R.L.	Argentina

Openwave Systems Brasil Ltda	Brazil

Openwave Systems (Canada) Ltd.	Canada

Openwave Systems (Denmark) ApS	Denmark

Openwave Systems (France) SAS	France

Openwave Systems Deutschland GmbH	Germany

Openwave Systems (H.K.) Ltd.	Hong Kong
Software.com Hong Kong Ltd.	Hong Kong

Openwave Systems (Italia) SRL	Italy

Openwave Systems Japan KK	Japan

Openwave Systems Co. Ltd.	Korea

Openwave Systems (Mexico) S. de R.L. de C.V.	Mexico

Phone.com B.V.	Netherlands
Openwave Systems B.V.	Netherlands

Ardros Contractors Ltd.	Northern Ireland
Openwave Systems (Ireland) Ltd.	Northern Ireland
Openwave Systems (NI) Ltd.	Northern Ireland
Openwave Systems (ROI) Ltd.	Republic of Ireland

Openwave Systems (Singapore) Pte Ltd.	Singapore

Openwave Systems (Holdings) Ltd.	United Kingdom
Openwave Systems (Europe) Ltd.	United Kingdom

Openwave Systems International, Inc.	United States
Openwave Technologies Inc. (FKA Software.com, Inc.)	United States
Paragon Software, Inc.	United States
Anchor Acquisition Inc.	United States
Openwave Systems China Holding Inc.	United States
SignalSoft Corporation	United States

Openwave Systems (Sweden) AB	Sweden
Mobile Position AB	Sweden

Openwave Systems (Espana) S.L.	Spain

Openwave Systems (Switzerland) Sarl	Switzerland

Openwave Systems Pty Ltd.	Australia

Openwave Systems Taiwan Ltd.	Taiwan